Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194874 on Form S-3, and Nos. 333-188629, 333-183476, and 333-165912 on Form S-8 of our reports dated February 24, 2015, relating to the consolidated financial statements and financial statement schedule of Verisk Analytics, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 24, 2015